Exhibit 4.6

AMENDMENT NO. 1 TO
A COMMON STOCK PURCHASE AGREEMENT DATED JANUARY 14, 2020
(the “Purchase Agreement”)

BETWEEN

HERMITAGE OFFSHORE SERVICES LTD.
(the “Company”)
AND
SCORPIO SERVICES HOLDING LIMITED
(the “Investor”)

WHEREAS:

(1)	The Company and the Investor have previously entered into the Purchase Agreement dated January 14, 2020 (a copy of which is attached hereto as Exhibit I); and

(2)	The Company and the Investor have agreed to enter into this amendment no. 1 (the “Amendment No. 1”) to amend certain terms of the Purchase Agreement.

NOW, THEREFORE, the Company and the Investor hereby agree as follows:

1.	With effect from the date hereof:

(a) Section 7.1 (Term, Termination by Mutual Consent) of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Section 7.1. Term
This Agreement shall terminate automatically on the earliest of (i) the date the Company shall have repaid the Facilities, (ii) the date agreed between the Parties and the Company’s Lenders and (iii) the date the Investor shall have purchased or acquired shares of Common Stock pursuant to this Agreement equal to the Aggregate Limit. Subject to Section 7.2 and provided that the Facilities have been repaid or the Company’s Lenders consent in writing, this Agreement may be terminated at any time by the mutual written consent of the Parties, effective on the date of such mutual written consent unless otherwise provided in such written consent, it being hereby acknowledged and agreed that the Investor may not consent to such termination after receipt of a Fixed Request Notice and prior to the corresponding Settlement Date.”; and
(b) The definition of “Investment Period” in Annex A to the Purchase Agreement shall be deleted in its entirety and replaced by the following:

““Investment Period” shall mean the period between the Effective Date and the termination of this Agreement in accordance with Section 7.1 hereof.”

2.	Subject only to the amendments contained in this Amendment No. 1, all terms and conditions of the Purchase Agreement remain unchanged and in full force and effect.

3.	Section 9.8 (Governing Law) of the Purchase Agreement shall apply mutatis mutandis to this Amendment No. 1.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective authorized officer on the 21st day of January 2020.

HERMITAGE OFFSHORE SERVICES LTD.

By:	/s/ Cameron Keyser Mackey
Name: Cameron Keyser Mackey
Title: Chief Operating Officer

SCORPIO SERVICES HOLDING LIMITED

By:	/s/ Eleni Elpis Nassopoulou
Name: Eleni Elpis Nassopoulou
Title: General Counsel